CALCULATION OF REGISTRATION FEE

	Maximum Aggregate	Amount of Registration
Title of Each Class of Securities Offered	Offering Price	Fee

Range Securities due May 30, 2008	$10,750,000	$330.03

PROSPECTUS Dated January 25, 2006	Pricing Supplement No. 279 to
PROSPECTUS SUPPLEMENT	Registration Statement No. 333-131266
Dated January 25, 2006	Dated May 15, 2007
Rule 424(b)(2)

$10,750,000

GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Fixed Rate Notes

West Texas Intermediate Light Sweet Crude Oil
Range Securities due May 30, 2008

Unlike ordinary debt securities, the West Texas Intermediate Light Sweet Crude Oil Range Securities due May 30, 2008, which we refer to as the securities, do not pay any interest or guarantee any return of principal at maturity. Instead, for each security you hold at maturity, you will receive a set supplemental payment, as described below, plus a settlement price payment, if any, which will vary depending on the official settlement price of the near-month West Texas Intermediate light sweet crude oil futures contract, which we refer to as the settlement price, over the term of the securities and at maturity.
•	The stated principal amount and issue price of each security is $1,000.
•	We will not pay any interest on the securities.
•

At maturity, for each $1,000 stated principal amount of securities that you hold, we will pay you a payment at maturity equal to the supplemental payment of $137.50 plus the settlement price payment, if any. The settlement price payment will equal $1,000 less the settlement price loss, if any. If neither an upper limit event nor a lower limit event occur (as described below), the settlement price loss will equal $0, the settlement price payment will equal $1,000 (giving you a total payment at maturity of $1,000 plus the supplemental payment) and you will not lose any principal.

•	The settlement price loss will be calculated as:
°	if the settlement price has only been at or above the upper limit on any day during the observation period (an “upper limit event”), an amount in cash equal to (i) $1,000 times (ii) the settlement price return minus 1, subject to a minimum settlement price loss of $0. If the final settlement price is greater than the initial settlement price, the settlement price loss in this case will be an amount proportionate to the percentage increase of the final settlement price over the initial settlement price. If the final settlement price is less than or equal to the initial settlement price, the settlement price loss will equal $0.
°	if the settlement price has only been at or below the lower limit on any day during the observation period (a “lower limit event”), an amount in cash equal to (i) $1,000 times (ii) 1 minus the settlement price return, subject to a minimum settlement price loss of $0. If the final settlement price is less than the initial settlement price, the settlement price loss in this case will be an amount proportionate to the percentage decrease of the final settlement price over the initial settlement price. If the final settlement price is greater than or equal to the initial settlement price, the settlement price loss will equal $0.
°	if both an upper limit event and a lower limit event have occurred, the settlement price loss will be the greater of the amounts calculated under the two immediately preceding paragraphs. Accordingly, the settlement price loss in this case will be an amount proportionate to either the percentage increase or the decrease of the final settlement price over the initial settlement price.
•	The lower limit is equal to $40 and the upper limit is equal to $85. The lower limit is 36.68% below and the upper limit is 34.56% above the initial settlement price.
•

The observation period is the period commencing on the trading day after May 15, 2007, which we refer to as the pricing date, to and including on May 23, 2008, which we refer to as the valuation date, subject to adjustment for market disruption events.

•	The settlement price return is a fraction, the numerator of which is the final settlement price and the denominator of which is the initial settlement price.
°	The initial settlement price is $63.17, the settlement price on the pricing date.
°	The final settlement price will be the settlement price on the valuation date, subject to adjustment for market disruption events.
•	You will not receive the benefit of any increase in the settlement price over the term of the securities.
•	The securities will not be listed on any securities exchange.
•	The CUSIP number for the securities is 61747YBG9.
You should read the more detailed description of the securities in this pricing supplement. In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Securities.”
The securities are riskier than ordinary debt securities. See “Risk Factors” beginning on PS-11.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

PRICE $1,000 PER SECURITY

	Price to
	Public	Agent’s Commissions(1)	Proceeds to Company

Per Security	$1,000	$7.50	$992.50
Total	$10,750,000	$80,625	$10,669,375

(1)	For additional information see “Supplemental Information Concerning Plan of Distribution” in this pricing supplement.

MORGAN STANLEY

     For a description of certain restrictions on offers, sales and deliveries of the securities and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the securities, see the section of this pricing supplement called “Description of Securities–Supplemental Information Concerning Plan of Distribution.”

     No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

     The securities have not been and will not be registered with the Comissão de Calores Mobiliários (The Brazilian Securities Commission). The securities may not be offered or sold in the Federative Republic of Brazil (“Brazil”) except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

     The securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

     No action has been taken to permit an offering of the securities to the public in Hong Kong as the securities have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the securities, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the securities which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong ("SFO") and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

     The securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

     The Agent and each dealer represent and agree that they will not offer or sell the securities nor make the securities the subject of an invitation for subscription or purchase, nor will they circulate or distribute the pricing supplement or the accompanying prospectus supplement or the prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities, whether directly or indirectly, to persons in Singapore other than:

      (a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

      (b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

      (c) a person who acquires the securities for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

      (d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the securities we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in “Risk Factors.”

     The securities offered are medium-term debt securities of Morgan Stanley. The securities do not pay any interest or guarantee any return of principal at maturity. Instead, at maturity, the securities will pay a supplemental payment plus a settlement price payment which will be based on the official settlement price of the near-month West Texas Intermediate light sweet crude oil futures contract, which we refer to as the settlement price, over the term of the securities and at maturity.

Each security costs $1,000

We, Morgan Stanley, are offering West Texas Intermediate Light Sweet Crude Oil Range Securities due May 30, 2008, which we refer to as the securities. The stated principal amount and issue price of each security is $1,000.

The original issue price of the securities includes the agent’s commissions paid with respect to the securities and the cost of hedging our obligations under the securities. The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions. The fact that the original issue price of the securities includes these commissions and hedging costs is expected to adversely affect the secondary market prices of the securities. See “Risk Factors—The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices” and “Description of Securities —Use of Proceeds and Hedging.”

No interest or guaranteed return of principal; settlement price payment based on the settlement price over the term of the securities and at maturity

Unlike ordinary debt securities, the securities do not pay interest and do not guarantee any return of principal at maturity. Instead, at maturity, we will pay you a payment at maturity equal to the set supplemental payment plus the settlement price payment, if any, which will be based on the settlement price over the term of the securities and at maturity, as described below.

Payment at Maturity

The payment at maturity will be calculated as follows:

Payment at maturity  =  supplemental payment + settlement price payment, if any where,

Supplemental	=	$137.50,
payment			and

Settlement price	=	$1,000 – settlement price loss, if any
payment

where,

Settlement price loss will equal;

•	if neither an upper limit event nor a lower limit event has occurred, $0,

•

if the settlement price has only been at or above the upper limit on any day during the observation period (an “upper limit event”),

$1,000 × (settlement price return – 1),

subject to a minimum settlement price loss of $0,

•	if the settlement price has only been at or below the lower limit on any day during the observation period (a “lower limit event”),

$1,000 × (1– settlement price return),

subject to a minimum settlement price loss of $0, and

•	if both an upper limit event and a lower limit event have occurred, the settlement price loss will be the greater of the amounts calculated under the two immediately preceding paragraphs,

where,

Lower limit	=	$40

Upper limit	=	$85

Observation period	=	the period commencing on the trading day after May 15, 2007, which we refer to as the pricing date, to and including May 23, 2008, which we refer to as the valuation date, subject to adjustment for market disruption events, and

Settlement price	=	final settlement price
return		initial settlement price

where,

Initial settlement	=	$63.17, and
price

Final settlement		the settlement price on the valuation
price	=	date, subject to adjustment for market
disruption events.

If neither an upper limit event nor a lower limit event occur, the settlement price loss will equal $0 and your settlement price payment will equal $1,000, giving you a total payment at maturity of $1,000 plus the supplemental payment of $137.50.

If only an upper limit event occurs and the final settlement price is greater than the initial settlement price, the settlement price loss will be an amount proportionate to the percentage increase of the final settlement price from the initial settlement price. Your settlement price payment will therefore be an amount which will be less than the $1,000 stated principal amount. If the final settlement price is less than or equal to the initial settlement price, the settlement price loss will equal $0, and your settlement price payment will equal $1,000. Regardless of the performance of the settlement price however, you will always receive the supplemental payment of $137.50 at maturity.

For example, if only an upper limit event has occurred and the final settlement price has increased 10% from the initial settlement price, your settlement price payment would be $1,000 less a settlement price loss equal to ($1,000 times 10%, or $100), or $900 and you would also receive the supplemental payment of $137.50.

If only a lower limit event occurs and the final settlement price is less than the initial settlement price, the settlement price loss will be an amount proportionate to the percentage decrease of the final settlement price from the initial settlement price. Your settlement price payment will therefore be an amount which will be less than the $1,000 stated principal amount. If the final settlement price is greater than or equal to the initial settlement price, the settlement price loss will equal $0, and your settlement price payment will equal $1,000. Regardless of the performance of the settlement price however, you will always receive the supplemental payment of $137.50 at maturity.

For example, if only a lower limit event has occurred and the final settlement price has decreased 20% from the initial settlement price, your settlement price payment would be $1,000 less a settlement price loss equal to ($1,000 times 20%, or $200), or $800 and you would also receive the supplemental payment of $137.50.

If both an upper limit event and a lower limit event have occurred, the settlement price loss will be an amount proportionate to either the increase or the decrease of the final settlement price from the initial settlement price. Regardless of the performance of the settlement price however, you will always receive the supplemental payment of $137.50 at maturity.

For example, if both an upper limit event and a lower limit event have occurred and the final settlement price has increased 15% from the initial settlement price, your settlement price payment would be $1,000 less a settlement price loss equal to ($1,000 times 15%, or $150), or $850 and you would also receive the supplemental payment of $137.50.

On PS-7, we have provided hypothetical examples of the payout at maturity on the securities.

If a market disruption event occurs on the valuation date or successively over the last two days of the observation period and on the valuation date, the calculation agent may use the settlement price on up to three trading days occurring after the valuation date to determine whether the settlement price(s) for any such days has caused either an upper limit event or a lower limit event and to determine the final settlement price. See “Risk Factors—If a market disruption event occurs anytime in the last three days of the observation period, you may be exposed to settlement prices on trading days after the valuation date” and “Description of Securities—Settlement Price.”

You can review the historical settlement prices, together with a graph plotting the historical settlement prices against the proposed upper and lower limits in the section of this pricing supplement called “Description of Securities— Historical Information.”

If the initial settlement price as finally determined by the relevant exchange for West Texas Intermediate light sweet crude oil differs from any initial settlement price specified in the final pricing supplement, we will include the definitive initial settlement price in an amended pricing supplement. Similarly, if the settlement price on any day during the observation period as finally determined by the relevant exchange (on any day prior to the maturity date) differs from any settlement price initially published by such relevant exchange, we will base our determinations on the settlement price as finally determined by the relevant exchange.

You may revoke your offer to purchase the securities prior to our acceptance

We are using this pricing supplement to solicit from you an offer to purchase the securities. You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the relevant agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. In the event of any material changes to the terms of the securities, we will notify you.

MSCS will be the calculation agent

We have appointed our affiliate, Morgan Stanley Capital Services Inc., which we refer to as MSCS, to act as calculation agent for The Bank of New York, a New York banking corporation (as successor to JPMorgan Chase Bank, N.A.), the trustee for our senior notes. As calculation agent, MSCS has determined the initial settlement price and will determine the final settlement price and whether an upper limit event or a lower limit event have occurred, and calculate your payment at maturity, if any.

Where you can find more information on the securities

The securities are senior notes issued as part of our Series F medium-term note program. You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated January 25, 2006 and prospectus dated January 25, 2006. We describe the basic features of this type of security in the sections of the prospectus supplement called “Description of Notes” and in the section of the prospectus called “Description of Securities.”

Because this is a summary, it does not contain all of the information that may be important to you. For a detailed description of the terms of the securities, you should read the “Description of Securities” section in this pricing supplement. You should also read about some of the risks involved in investing in securities in the section called “Risk Factors.” The tax treatment of investments in commodity-linked notes such as these differ from that of investments in ordinary debt securities. See the section of this pricing supplement called “Description of Securities —United States Federal Income Taxation.” We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the securities.

How to reach us	You may contact your local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 761-4000).

HYPOTHETICAL PAYOUTS ON THE SECURITIES AT MATURITY

     The following examples and tables illustrate the payment at maturity on the securities for both a range of hypothetical final settlement prices, and depending on whether an upper limit event or a lower limit event (or both) has occurred.

     Your Payment at Maturity

     Your payment at maturity will equal the supplemental payment plus the settlement price payment, if any.

Settlement price	=	$1,000 – settlement price loss, if any
payment

The settlement price loss will equal:

  if neither an upper limit event nor a lower limit event have occurred, $0,

  if only an upper limit event has occurred,

  $1,000 × (settlement price return – 1), subject to a minimum settlement price loss of $0,

  if only a lower limit event has occurred,

  $1,000 × (1 – settlement price return), subject to a minimum settlement price loss of $0,

  if both an upper limit event and a lower limit event have occurred, the settlement price loss will be the greater of the amounts calculated under the two immediately preceding bullet points.

The settlement price return will equal:

Settlement price return	=	final settlement price
initial settlement price

The settlement price payment will equal the $1,000 stated principal amount in the following situations:

  neither an upper limit event nor a lower limit occur;

  only an upper limit event occurs but the final settlement price is equal to or less than the initial settlement price;

  only a lower limit event occurs but the final settlement price is equal to or greater than the initial settlement price; or

  both an upper limit event and a lower limit event occur but the final settlement price is equal to the initial settlement price.

In these situations your total payment at maturity would equal $1,000 plus the supplemental payment of $137.50.

In all other situations, the settlement price payment will be less than the $1,000 stated principal amount based on the percentage increase or decrease, as applicable, in the final settlement price from the initial settlement price. Regardless of the performance of the settlement price however, you will always receive the supplemental payment at maturity.

Please see the example below and the payout tables on the following pages.

     Full Example

     If an upper limit event has occurred and the final settlement price is $71.50, representing a 10% increase from a hypothetical initial settlement price of $65, your payment at maturity will be an amount in cash calculated as follows:

Payment at maturity	=	$137.50 + settlement price payment, if any

Settlement price	=	$1,000 – settlement price loss, if any
payment

Settlement price loss	=	$1,000 x (settlement price return – 1)

Settlement price return	=	71.5/65

	=	1.1

Settlement price loss	=	$1,000 x (1.1 – 1)

	=	$100

As such, your settlement price payment will equal:

Settlement price	=	$1,000 – $100
payment

	=	$900, representing a 10% loss on the $1,000 stated principal amount

As such, your payment at maturity will equal:

Payment at maturity	=	$900 + $137.50

	=	$1,037.50

     Please see the payout tables on the following pages for a range of hypothetical payments at maturity on the securities.

Payout Tables

     The following tables set out a range of payments at maturity based on the assumption that either an upper limit event or a lower limit event has, or both an upper limit event and a lower limit event have, occurred and different hypothetical final settlement prices relative to a hypothetical initial settlement price of $65.

Table 1 - if only an upper limit event has occurred

     This table demonstrates how, if only an upper limit event occurs and the final settlement price is greater than the initial settlement price, your settlement price payment will be an amount which will be less than the $1,000 stated principal amount by an amount proportionate to the percentage increase of the final settlement price from the initial settlement price. If the final settlement price in this scenario is less than or equal to the initial settlement price, you will not lose any principal and your settlement price payment will equal $1,000.

Hypothetical final settlement price	Change from hypothetical initial settlement price	Settlement price loss	Settlement price payment	Loss of principal	Supplemental payment	Total payment at maturity per security

$130.00	100%	$1,000.00	$0	100%	$137.50	$137.50
$113.75	75%	$750.00	$250.00	75%	$137.50	$387.50
$97.50	50%	$500.00	$500.00	50%	$137.50	$637.50
$91.00	40%	$400.00	$600.00	40%	$137.50	$737.50
$84.50	30%	$300.00	$700.00	30%	$137.50	$837.50
$78.00	20%	$200.00	$800.00	20%	$137.50	$937.50
$71.50	10%	$100.00	$900.00	10%	$137.50	$1,037.50
$65.00	0%	$0	$1,000.00	0%	$137.50	$1,137.50
$58.50	-10%	$0	$1,000.00	0%	$137.50	$1,137.50
$52.00	-20%	$0	$1,000.00	0%	$137.50	$1,137.50
$45.50	-30%	$0	$1,000.00	0%	$137.50	$1,137.50
$39.00	-40%	$0	$1,000.00	0%	$137.50	$1,137.50
$32.50	-50%	$0	$1,000.00	0%	$137.50	$1,137.50
$16.25	-75%	$0	$1,000.00	0%	$137.50	$1,137.50
$0	-100%	$0	$1,000.00	0%	$137.50	$1,137.50

Table 2 - if only a lower limit event has occurred

     This table demonstrates how, if only a lower limit event occurs and the final settlement price is less than the initial settlement price, your settlement price payment will be an amount which will be less than the $1,000 stated principal amount by an amount proportionate to the percentage decrease of the final settlement price from the initial settlement price. If the final settlement price in this scenario is greater than or equal to the initial settlement price, you will not lose any principal and your settlement price payment will equal $1,000.

Hypothetical final settlement price	Change from hypothetical initial settlement price	Settlement price loss	Settlement price payment	Loss of principal	Supplemental payment	Total payment at maturity per security

$130.00	100%	$0	$1,000.00	0%	$137.50	$1,137.50
$113.75	75%	$0	$1,000.00	0%	$137.50	$1,137.50
$97.50	50%	$0	$1,000.00	0%	$137.50	$1,137.50
$91.00	40%	$0	$1,000.00	0%	$137.50	$1,137.50
$84.50	30%	$0	$1,000.00	0%	$137.50	$1,137.50
$78.00	20%	$0	$1,000.00	0%	$137.50	$1,137.50
$71.50	10%	$0	$1,000.00	0%	$137.50	$1,137.50
$65.00	0%	$0	$1,000.00	0%	$137.50	$1,137.50
$58.50	-10%	$100.00	$900.00	10%	$137.50	$1,037.50
$52.00	-20%	$200.00	$800.00	20%	$137.50	$937.50
$45.50	-30%	$300.00	$700.00	30%	$137.50	$837.50
$39.00	-40%	$400.00	$600.00	40%	$137.50	$737.50
$32.50	-50%	$500.00	$500.00	50%	$137.50	$637.50
$16.25	-75%	$750.00	$250.00	75%	$137.50	$387.50
$0	-100%	$1,000.00	$0	100%	$137.50	$137.50

Table 3 - if both an upper limit event and a lower limit event have occurred

     This table demonstrates how, if both an upper limit event and a lower limit event have occurred, regardless of whether the final settlement price is greater than or less than the initial settlement price, the settlement price payment will be an amount which is less than the $1,000 stated principal amount by an amount proportionate to the percentage difference between the initial settlement price and the final settlement price.

Hypothetical final settlement price	Change from hypothetical initial settlement price	Settlement price loss	Settlement price payment	Loss of principal	Supplemental payment	Total payment at maturity per security

$130.00	100%	$1,000.00	$0	100%	$137.50	$137.50
$113.75	75%	$750.00	$250.00	75%	$137.50	$387.50
$97.50	50%	$500.00	$500.00	50%	$137.50	$637.50
$91.00	40%	$400.00	$600.00	40%	$137.50	$737.50
$84.50	30%	$300.00	$700.00	30%	$137.50	$837.50
$78.00	20%	$200.00	$800.00	20%	$137.50	$937.50
$71.50	10%	$100.00	$900.00	10%	$137.50	$1,037.50
$65.00	0%	$0	$1,000.00	0%	$137.50	$1,137.50
$58.50	-10%	$100.00	$900.00	10%	$137.50	$1,037.50
$52.00	-20%	$200.00	$800.00	20%	$137.50	$937.50
$45.50	-30%	$300.00	$700.00	30%	$137.50	$837.50
$39.00	-40%	$400.00	$600.00	40%	$137.50	$737.50
$32.50	-50%	$500.00	$500.00	50%	$137.50	$637.50
$16.25	-75%	$750.00	$250.00	75%	$137.50	$387.50
$0	-100%	$1,000.00	$0	100%	$137.50	$137.50

You can review the historical settlement prices, together with a graph plotting the historical settlement prices against the upper limit and the lower limit, in the section of this pricing supplement called “Description of Securities—Historical Information.”

RISK FACTORS

     The securities are not secured debt, are riskier than ordinary debt securities and, unlike ordinary debt securities, the securities do not pay any interest and do not guarantee any return of principal. This section describes the most significant risks relating to the securities. You should carefully consider whether the securities are suited to your particular circumstances before you decide to purchase them.

The securities do not guarantee return of principal or pay interest

The terms of the securities differ from those of ordinary debt securities in that we will not guarantee to pay you the stated principal amount of the securities at maturity or pay you interest during the term of the securities.

Instead, at maturity, you will receive for each $1,000 stated principal amount of securities that you hold, the set supplemental payment plus the settlement price payment which will be based on whether an upper limit event or a lower limit event occur and the settlement price at maturity.

If only an upper limit event occurs and the final settlement price is above the initial settlement price, the settlement price payment will be less than the $1,000 stated principal amount by an amount proportionate to the percentage increase of the final settlement price from the initial settlement price.

If only a lower limit event occurs and the final settlement price is below the initial settlement price, the settlement price payment will be less than the $1,000 stated principal amount by an amount proportionate to the percentage decrease of the final settlement price from the initial settlement price.

If both an upper limit event and a lower limit event occur, the settlement price payment will be less than the $1,000 stated principal amount by an amount proportionate to the percentage increase OR decrease in the final settlement price over the initial settlement price.

See “Hypothetical Payouts on the Securities at Maturity” on PS–7.

The securities will not be listed

The securities will not be listed on any exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. currently intends to act as a market maker for the securities but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because we do not expect that other market makers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If at any time MS & Co. were to cease acting as a market maker, it is likely that there would be no secondary market for the securities.

Market price of the securities may be influenced by many unpredictable factors

Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market, including:

•	the settlement price at any time,

•	whether an upper limit event or a lower limit event has occurred,

•	the volatility (frequency and magnitude of changes in value) of the settlement price,

•	trends of supply and demand for West Texas Intermediate light sweet crude oil and crude oil generally,

•	interest and yield rates in the market,

•	geopolitical conditions and economic, financial, political, regulatory, climatic or judicial events that affect the market for West Texas Intermediate light sweet crude oil or crude oil or energy markets generally and that may affect the settlement price relative to the upper limit and the lower limit and the final settlement price,

•	the time remaining until the securities mature, and

•	our creditworthiness.

Some or all of these factors will influence the price you will receive if you sell your securities prior to maturity. For example, you may have to sell your securities at a substantial discount from the stated principal amount if at the time of sale an upper limit event or a lower limit event (or both) has occurred.

You cannot predict the future performance of the settlement price based on its historical performance. An upper limit event or a lower limit event may occur so that you may receive a settlement price payment that is less than the stated principal amount of the securities by an amount proportionate to the increase or decrease of the final settlement price from the initial settlement price (depending on whether either an upper limit event or a lower limit event occurs).

You can review the historical settlement prices, together with a graph plotting the historical settlement prices against the proposed upper limit and the lower limit, in the section of this pricing supplement called “Description of Securities—Historical Information.”

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices

Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase securities in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the securities, as well as the projected profit included in the cost of hedging our obligations under the securities. In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

The price of West Texas Intermediate light sweet crude oil is affected by many different factors

The settlement price of the West Texas Intermediate light sweet crude oil near- month futures contract (the “contract”) is primarily affected by the global demand for and supply of crude oil, but is also influenced significantly from time to time by speculative actions. Demand for refined petroleum products by consumers, as well as the agricultural, manufacturing and transportation industries, affects the price of crude oil. Crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel. Potential for substitution in most areas exists, although considerations including relative cost often limit substitution levels. Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions. Demand is also influenced by government regulations, such as environmental or consumption policies. In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil producing regions of the world. Such events tend to affect oil prices worldwide, regardless of the location of the event. Supply for crude oil may increase or decrease depending on many factors. These include production decisions by the Organization of Oil and Petroleum Exporting Countries and other crude oil producers. In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents or acts of terrorism, prices of oil futures contracts could become extremely volatile and unpredictable. Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities. West Texas Intermediate light sweet crude oil is also subject to the risk that it has demonstrated a lack of correlation with world crude oil prices due to structural differences between the U.S. market for crude oil and the international market for crude oil. We can give no assurance that the settlement price will not be more volatile than world crude oil prices generally.

The settlement price may change unpredictably and affect the value of the securities in unforeseeable ways

Investments, such as the securities, linked to the prices of commodities, are considered speculative, and prices of oil and related contracts may fluctuate significantly over short periods for a variety of factors, including: changes in supply and demand relationships; weather; climatic events; the occurrence of natural disasters; wars; political and civil upheavals; acts of terrorism; agriculture, trade, fiscal, monetary, and exchange control programs; domestic and foreign political and economic events and policies; technological developments; changes in interest rates; and trading activities in oil and substitute commodities and related contracts. These factors may affect the settlement price and of your securities in varying and potentially inconsistent ways.

Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the price of the securities

The futures market for West Texas Intermediate light sweet crude oil is subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, the contract is listed on the New York Mercantile Exchange (the “NYMEX”). NYMEX has limits on the amount of fluctuation in futures contract prices which may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. The current maximum daily price fluctuation for futures contracts of West Texas Intermediate light sweet crude oil is $10 per barrel for any particular month of delivery. If any contract is traded, bid, or offered at the limit for five minutes, trading is halted for five minutes. When trading resumes, the limit is expanded by $10.00 per barrel in either direction. If another halt is triggered, the market would continue to be expanded by $10.00 per barrel in either direction after each successive five-minute trading halt. There are no maximum price fluctuation limits during any one trading session. Fluctuation limits will have the effect of precluding trading in the contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the settlement price and, therefore, the value of the securities.

If a market disruption event occurs anytime in the last three days of the observation period, you may be exposed to settlement prices on trading days after the valuation date

If a market disruption event occurs on the valuation date or successively over the last two days of the observation period and on the valuation date, the calculation agent may use the settlement price on up to three trading days occurring after the valuation date to determine whether the settlement price(s) for any such days has caused either an upper limit event or a lower limit event and to determine the final settlement price. Accordingly, there is the risk you will be exposed to settlement prices occurring after the valuation date. See “Description of Securities—Settlement Price.”

The economic interests of the calculation agent and other of our affiliates arepotentially adverse to your interests

The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.

As calculation agent, MSCS has determined the initial settlement price and will determine the final settlement price, whether an upper limit event or a lower limit event has occurred, and calculate your payment at maturity. Determinations made by MSCS, in its capacity as calculation agent, including with respect to the calculation of the settlement price in the event of a market disruption event, may affect the payout to you at maturity. See the section of this pricing supplement called “Description of Securities —Settlement Price.”

The original issue price of the securities includes the agent’s commissions and certain costs of hedging our obligations under the securities. The subsidiaries through which we hedge our obligations under the securities expect to make a profit. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected.

Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the securities

MS & Co. and other affiliates of ours have carried out, and will continue to carry out, hedging activities related to the securities, including trading in futures contracts on West Texas Intermediate light sweet crude oil and related futures contracts. MS & Co. and some of our other subsidiaries also trade in financial instruments related to futures contracts on West Texas Intermediate light sweet crude oil as part of their general commodity trading and other businesses. Any of these hedging or trading activities on or prior to the pricing date could have potentially increased or decreased the settlement price and, accordingly, affected the difference between the initial settlement price and the final settlement price and the level of the settlement price relative to the upper limit and the lower limit which could impact the payment at maturity.

Although the U.S. federal income tax consequences of an investment in the securities are uncertain, a security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

You should also consider the U.S. federal income tax consequences of investing in the securities. Please note that the discussions in this pricing supplement concerning the U.S. federal income tax consequences of investing in the securities supersede the discussions contained in the accompanying prospectus supplement. Subject to the discussion under “United States Federal Taxation” in this pricing supplement, a security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the securities, the timing and character of income on the securities might differ. We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in this pricing supplement. Please read carefully the discussion under “United States Federal Taxation” in this pricing supplement concerning the U.S. federal income tax consequences of investing in the securities.

You are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of investing in the securities as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

DESCRIPTION OF SECURITIES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus and prospectus supplement. The term “Security” refers to each $1,000 stated principal amount of our West Texas Intermediate Light Sweet Crude Oil Range Securities due May 30, 2008. In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount Original Issue Date (Settlement Date) Maturity Date Valuation Date Pricing Date	$10,750,000 May 22, 2007 May 30, 2008 May 23, 2008 May 15, 2007, the day we priced the Securities for initial sale to the public.

Issue Price Stated Principal Amount Denominations CUSIP Number Interest Specified Currency Payment at Maturity

$1,000 per Security

$1,000 per Security

$1,000 and integral multiples thereof

61747YBG9

None

U.S. dollars

At maturity, upon delivery of the Securities to the Trustee, we will pay with respect to the $1,000 Stated Principal Amount of each Security an amount in cash equal to the Supplemental Payment plus the Settlement Price Payment, if any.

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash to be delivered with respect to the $1,000 Stated Principal Amount of each Security, on or prior to 10:30 a.m. on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount due with respect to the Securities to the Trustee for delivery to DTC, as holder of the Securities, on the Maturity Date. We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See “—Book Entry Note or Certificated Note” below, and see “Form of Securities—The Depositary” in the accompanying prospectus.

Supplemental Payment Settlement Price Payment	$137.50 The Settlement Price Payment will equal $1,000 less the Settlement Price Loss.

Settlement Price Loss

The Settlement Price Loss will equal:

(i) if neither an Upper Limit Event nor a Lower Limit Event have occurred, $0,

(ii) if only an Upper Limit Event has occurred,

$1,000 x (Settlement Price Return – 1), subject to a minimum Settlement Price Loss of $0,

(iii) if only a Lower Limit Event has occurred,

$1,000 x (1 - Settlement Price Return), subject to a minimum Settlement Price Loss of $0, or

(iv) if both an Upper Limit Event and a Lower Limit Event have occurred,

the greater of the Settlement Price Losses calculated under clauses (ii) and (iii).

Upper Limit Event	An Upper Limit Event will occur if the Settlement Price on any day during the Observation Period is equal to or above the Upper Limit.

Lower Limit Event	A Lower Limit Event will occur if the Settlement Price on any day during the Observation Period is equal to or below the Lower Limit.

Upper Limit	$85 The Upper Limit is 34.56% above the Initial Settlement Price.

Lower Limit	$40 The Lower Limit is 36.68% below the Initial Settlement Price.

Observation Period

The period from and including the Trading Day after the Pricing Date to and including the Valuation Date. See also “Settlement Price” below.

If a Market Disruption Event occurs on the Valuation Date or successively over the last two days of the Observation Period and on the Valuation Date, the Calculation Agent may use the Settlement Price on up to three Trading Days occurring after the Valuation Date to determine whether the Settlement Price(s) for any such days has caused either an Upper Limit Event or a Lower Limit Event and to determine the Final Settlement Price. Accordingly, there is the risk you will be exposed to Settlement Prices occurring after the Valuation Date.

Settlement Price Return	A fraction, the numerator of which is the Final Settlement Price and the denominator of which is the Initial Settlement Price:

Settlement Price Return	=	Final Settlement Price Initial Settlement Price

Initial Settlement Price

$63.17, the Settlement Price on the Pricing Date as determined by the Calculation Agent.

If the Initial Settlement Price as finally determined by the Relevant Exchange differs from any Initial Settlement Price specified in the final pricing supplement, we will include the definitive Initial Settlement Price in an amended pricing supplement.

Final Settlement Price	The Settlement Price on the Valuation Date as determined by the Calculation Agent.

Settlement Price

On any day, the official settlement price of the near-month futures contract per barrel of West Texas Intermediate light sweet crude oil (the “Contract”), stated in U.S. dollars, as made public on the Relevant Exchange on such day. If the Settlement Price on any day on which it must be determined under the provisions of the Notes as finally determined by the Relevant Exchange (on any day prior to the Maturity Date) differs from any Settlement Price initially published by such Relevant Exchange, we will base our determinations on the Settlement Price as finally determined by the Relevant Exchange.

If any day is not a Trading Day or if a Market Disruption Event occurs on that date with respect to the Contract, the Settlement Price in respect of such date will be, subject to the following paragraph, the official settlement price of the Contract on the next Trading Day on which no Market Disruption Event occurs.

If a Market Disruption Event in respect of the Contract occurs on each of the three consecutive Trading Days immediately succeeding any date during the Observation Period, the Calculation Agent will determine the Settlement Price for such date on such third succeeding Trading Day by requesting the principal office of each of the three leading dealers in the market for the Contract, selected by the Calculation Agent, to provide a quotation for the official settlement price of the contract. If such quotations are provided as requested, the Settlement Price shall be the arithmetic mean of such quotations. If fewer than three quotations are provided as requested, the Settlement Price shall be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.

Trading Day	A day, as determined by the Calculation Agent, on which trading is generally conducted on the Relevant Exchange.

Business Day	Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in the City of New York.

Relevant Exchange

Relevant Exchange means the NYMEX Division, or its successor, of the New York Mercantile Exchange (“NYMEX”).

If NYMEX is no longer the principal exchange or trading market for the Contract, the Relevant Exchange shall be such exchange or principal trading market which serves as the principal source of prices for the Contract, as determined by the Calculation Agent in its sole discretion.

Market Disruption Event	Market Disruption Event means any of Price Source Disruption, Trading Disruption, Disappearance of Reference Price, Material Change in Formula, Material Change in Content and Tax Disruption.

Price Source Disruption

Price Source Disruption means, either (i) the failure of the Relevant Exchange to announce or publish the Settlement Price or (ii) the temporary or permanent discontinuance or unavailability of the Settlement Price.

Trading Disruption	Trading Disruption means the material suspension of, or material limitation imposed on, trading in the Contract on the Relevant Exchange.

Disappearance of Commodity
Reference Price	Disappearance of Reference Price means either (i) the permanent discontinuation of trading in the Contract on the Relevant Exchange or (ii) the disappearance of, or of trading in, the Contract.

Material Change in Formula	Material Change in Formula means the occurrence since the Pricing Date of a material change in the formula for or the method of calculating the Contract.

Material Change in Content	Material Change in Content means the occurrence since the Pricing Date of a material change in the content, composition or constitution of the Contract.

Tax Disruption

Tax Disruption means the imposition of, change in or removal of an excise, severance, sales, use, value-added, transfer, stamp, documentary, recording or similar tax on, or measured by reference to the Contract (other than a tax on, or measured by reference to overall gross or net income) by any government or taxation authority after the date of this pricing supplement, if the direct effect of such imposition, change or removal is to raise or lower the price on any day that would otherwise be the Valuation Date from what it would have been without that imposition, change or removal.

Book Entry Note or Certificated Note

Book Entry. The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC’s nominee will be the only registered holder of the Securities. Your beneficial interest in the Securities will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Securities, for distribution to participants in accordance with DTC’s procedures. For more information regarding DTC and book entry notes, please read “Form of Securities—Global Securities—Registered Global Securities—The Depositary” and “—The Depositary” in the accompanying prospectus.

Senior Note or Subordinated Note Trustee	Senior The Bank of New York, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A.)

Agent	Morgan Stanley & Co. Incorporated and its successors (“MS & Co.”).

Calculation Agent

Morgan Stanley Capital Services Inc. (“MSCS”)

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity, if any, will be rounded to the nearest one billionth, with five ten- billionths rounded upward (e.g., .8765432105 would be rounded to .876543211); all dollar amounts related to determination of the amount of cash payable per Security will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Securities will be rounded to the nearest cent, with one-half cent rounded upward.

In addition to other calculations and determinations which the Calculation Agent will make in accordance with the terms of the Securities, the Calculation Agent will make all calculations and determinations required to made, whether explicitly or implicitly, under the provisions “Payment at Maturity”, “Settlement Price Payment” “Settlement Price Loss”, “Settlement Price Return”, “Upper Limit Event”, “Lower Limit Event” “Initial Settlement Price”, “Final Settlement Price”, “Settlement Price” and “Alternative Exchange Calculation in Case of an Event of Default.”

The Trustee is entitled to conclusively rely upon all calculations and determinations made by the Calculation Agent in accordance with the provisions of the Securities.

Because the Calculation Agent is our subsidiary, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Settlement Price. See “—Settlement Price” above. MSCS is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Alternate Exchange Calculation
in Case of an Event of Default

In case an event of default with respect to the Securities shall have occurred and be continuing, the amount declared due and payable per Security upon any acceleration of the Securities (an “Event of Default Acceleration”) shall be determined by the Calculation Agent and shall be an amount in cash equal to:

(i) the Supplemental Payment times a fraction, the numerator of which is the number of days elapsed from the Original Issue Date to the date of acceleration and the denominator of which is the number of days from and including the Original Issue Date to and including the Maturity Date; and

(ii) the Settlement Price Payment, calculated as if the date of such acceleration were the Valuation Date.

If the maturity of the Securities is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the cash amount due with respect to the Securities as promptly as possible and in no event later than five Trading Days after the date of acceleration.

Miscellaneous

We will, or will cause the Calculation Agent to, deliver any cash due upon any acceleration described above in “—Alternate Exchange Calculation in Case of an Event of Default” to the Trustee for delivery to you.

If the Securities are not surrendered for exchange at maturity or upon acceleration, they shall be deemed to be no longer Outstanding under, and as defined in, the Indenture (unless we have defaulted in making the payment due at maturity or upon acceleration), except with respect to the holder’s right to receive the Payment at Maturity as described in “Payment at Maturity” and any cash due upon an event of default acceleration.

Historical Information	The following graph plots the historical performance of the Settlement Price over the period January 1, 2002 to May 15, 2007.

The following graph plots the historical performance of the Settlement Price over the period May 1, 2006 to May 15, 2007 and demonstrates the trading pattern of the Settlement Price against the Upper Limit and the Lower Limit. As of May 1, 2006, the Upper Limit represented a spread of 15.33% above and the Lower Limit represent a spread of 45.73% below the Settlement Price on such day. These spreads are different from the spreads offered by the Upper Limit and Lower Limit relative to the Settlement Price on May 15, 2007.

We obtained the information in the graphs above from Bloomberg Financial Markets, without independent verification. The historical performance set out in the graphs below should not be taken as an indication of future performance, and no assurance can be given as to the Settlement Price during the Observation Period and on the Valuation Date. An Upper Limit Event or Lower Limit Event may occur at any time during the Observation Period so that you may receive a Payment at Maturity that is less than the Stated Principal Amount of the Securities. Because your return is linked to the Settlement Price during the Observation Period and on the Valuation Date, there is no guaranteed return of principal.

New York Mercantile
Exchange Disclaimer

The Securities are not sponsored, endorsed, sold or promoted by NYMEX. NYMEX makes no representation or warranty, express or implied, to the purchasers of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly or the ability of the commodity futures settlement prices to track general commodity market performance. NYMEX’s only relationship to Morgan Stanley is providing certain commodity futures settlement prices which are determined by NYMEX without regard to Morgan Stanley or owners of the Securities. NYMEX has no obligation to take the needs of the Morgan Stanley or the owners of the Securities into consideration in determining any NYMEX commodity futures settlement price. NYMEX is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Securities to be issued or in the determination or calculation of the equation by which the Securities are to be converted into cash. NYMEX has no obligation or liability in connection with the administration, marketing or trading of the Securities.

NYMEX DOES NOT GUARANTEE THE QUALITY, ACCURACY AND/OR THE COMPLETENESS OF (I) THE STATEMENTS MADE HEREIN OR IN ANY OTHER MATERIALS USED TO DESCRIBE, MARKET AND/OR SELL THE SECURITIES, (II) THE COMMODITY FUTURES SETTLEMENT PRICES USED IN COMPUTING THE RETURN ON THE SECURITIES. NYMEX MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE COMMODITY FUTURES SETTLEMENT PRICES. NYMEX MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE COMMODITY FUTURES SETTLEMENT PRICES USED IN COMPUTING THE RETURN ON THE SECURITIES AND IS NOT LIABLE FOR ANY ERROR OR OMISSION IN ANY PRICE USED IN CONNECTION WITH THE SECURITIES. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL NYMEX HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

Use of Proceeds and Hedging

The net proceeds we receive from the sale of the Securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Securities through one or more of our subsidiaries. The original issue price of the Securities includes the Agent’s Commissions (as shown on the cover page of this pricing supplement) paid with respect to the Securities and the cost of hedging our obligations under the Securities. The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss. See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Pricing Date, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the Securities by taking positions in futures contracts on West Texas Intermediate light sweet crude oil. Such purchase activity could potentially have increased or decreased the Initial Settlement Price and, accordingly, affected the difference between the Initial Settlement Price and the Final Settlement Price and the level of the Settlement Price relative to the Upper Limit or the Lower Limit which both could impact the Payment at Maturity. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Securities by purchasing and selling futures contracts on West Texas Intermediate light sweet crude oil or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. We cannot give any assurance that our hedging activities will not affect the Settlement Price, including by moving it closer to the Upper Limit or the Lower Limit or even causing an Upper Limit Event or a Lower Limit Event (or both) to occur, and, therefore, potentially adversely affect the value of the Securities or the payment you will receive at maturity.

Supplemental Information Concerning
Plan of Distribution

Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution,” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of Securities set forth on the cover of this pricing supplement. The Agent proposes initially to offer the Securities directly to the public at the public offering price set forth on the cover page of this pricing supplement. The Agent may allow a concession not in excess of $7.50 per Security to other dealers, which may include Morgan Stanley & Co. International plc and Bank Morgan Stanley AG; provided that, concessions allowed to dealers in connection with the offering may be reclaimed by the Agent if, within 30 days of the offering, the Agent repurchases the Securities distributed by such dealers.

We expect to deliver the Securities against payment therefor in New York, New York on May 22, 2007, which will be the fifth scheduled Business Day following the date of this pricing supplement and of the pricing of the Securities. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Securities on the date of pricing or on or prior to the third Business Day prior to the Original Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

In order to facilitate the offering of the Securities, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities. Specifically, the Agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities for its own account. The Agent must close out any naked short position by purchasing the Securities in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, Securities in the open market to stabilize the price of the Securities. Any of these activities may raise or maintain the market price of the Securities above independent market levels or prevent or retard a decline in the market price of the Securities. The Agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of Securities. See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the Securities, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Securities, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the Securities has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Securities or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Securities under the laws and regulations in force in each non- U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Securities. We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The Securities have not been and will not be registered with the Comissão de Calores Mobiliários (The Brazilian Securities Commission). The Securities may not be offered or sold in the Federative Republic of Brazil (“Brazil”) except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The Securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the Securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

No action has been taken to permit an offering of the Securities to the public in Hong Kong as the Securities have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the Securities, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the Securities which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong ("SFO") and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

Mexico

The Securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Singapore

The Agent and each dealer represent and agree that they will not offer or sell the Securities nor make the Securities the subject of an invitation for subscription or purchase, nor will they circulate or distribute the pricing supplement and the accompanying prospectus supplement and prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Securities, whether directly or indirectly, to persons in Singapore other than:

(a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c) a person who acquires the Securities for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

ERISA Matters for Pension Plans and
Insurance Companies	Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Securities are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers). In addition, ERISA Section 408(b)(17) provides an exemption for the purchase and sale of securities and related lending transactions, provided that neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more than “adequate consideration” (to be defined in regulations to be issued by the Secretary of the Department of Labor) in connection with the transaction (the so-called “service provider” exemption).

Because we may be considered a party in interest with respect to many Plans, the Securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Securities on behalf of or with “plan assets” of any Plan, or with any assets of a governmental or church plan that is subject to any federal, state or local law that is substantially similar to the provisions of Section 406 of ERISA of Section 4975 of the Code or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental or church plan, any substantially similar federal, state or local law).

Under ERISA, assets of a Plan may include assets of certain commingled vehicles and entities in which the Plan has invested (including, in certain cases, the general account of an insurance company). Accordingly, commingled vehicles and entities which include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non- exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief under any available exemptions, such as PTCEs 96-23, 95-60, 91-38, 90-1 or 84-14 or the service provider exemption.

Purchasers of the Securities have exclusive responsibility for ensuring that their purchase, holding and disposition of the Securities do not violate the prohibited transaction rules of ERISA or the Code or similar regulations applicable to governmental or church plans, as described above. The sale of any Securities to any Plan investor is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plan investors generally or any particular Plan investor, or that such an investment is appropriate for Plan investors generally or any particular Plan investor.

United States Federal Income Taxation

Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Securities issued under this pricing supplement and is superseded by the following discussion.

The following summary is a general discussion of the principal U.S. federal tax consequences of ownership and disposition of the Securities. This discussion only applies to initial investors in the Securities who:

•	purchase the Securities at their “issue price”; and

•	will hold the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a particular holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;

•	insurance companies;

•	dealers in securities, commodities, or foreign currencies;

•	investors holding the Securities as part of a hedging transaction, “straddle,” conversion transaction, or integrated transaction or who hold the Securities as part of a constructive sale transaction;

•	U.S. Holders, as defined below, whose functional currency is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	regulated investment companies;

•	real estate investment trusts;

•	tax exempt entities, including an “individual retirement account” or “Roth IRA” as defined in Section 408 or 408A of the Code, respectively;

•	persons subject to the alternative minimum tax;

•	nonresident alien individuals who have lost their U.S. citizenship or who have ceased to be taxed as U.S. resident aliens; or

•	Non-U.S. Holders, as defined below, for whom income or gain in respect of the Securities is effectively connected with the conduct of a trade or business in the United States.

As the law applicable to the U.S. federal income taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein. Persons considering the purchase of the Securities are urged to consult their tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General

A Security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. Due to the absence of statutory, judicial or administrative authorities that directly address the characterization or treatment of the Securities or instruments that are similar to the Securities for U.S. federal income tax purposes, no assurance can be given that the IRS or the courts will agree with the characterization and tax treatment described herein. Accordingly, you are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of an investment in the Securities (including alternative characterizations of the Securities) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussion is based on the characterization and treatment of the Securities described above.

Tax Consequences to U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of Securities that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term U.S. Holder also includes certain former citizens and residents of the United States.

Tax Treatment of the Securities

Assuming the characterization of the Securities as set forth above is respected, our tax counsel believes that the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Maturity. A U.S. Holder should not be required to recognize taxable income over the term of the Securities prior to maturity, other than pursuant to a sale or exchange as described below.

Tax Basis. A U.S. Holder’s tax basis in the Securities should equal the amount paid by the U.S. Holder to acquire the Securities.

Sale, Exchange or Settlement of the Securities. Upon a sale or exchange of the Securities, or upon settlement of the Securities at maturity, a U.S. Holder should generally recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the

Securities sold, exchanged, or settled. Any capital gain or loss recognized upon sale, exchange or settlement of the Securities should be long-term capital gain or loss if the U.S. Holder has held the Securities for more than one year at such time.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper characterization of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning the Securities under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”).

If the IRS were successful in asserting that the Contingent Debt Regulations applied to the Securities, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue original issue discount on the Securities every year at a “comparable yield” determined at the time of their issuance. Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale or other disposition of the Securities would generally be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount, and as capital loss thereafter.

Even if the Contingent Debt Regulations do not apply to the Securities, other alternative federal income tax characterizations and treatments of the Securities are also possible, which if applied could also affect the timing and character of the income or loss with respect to the Securities. It is possible, for example, that the Securities could be treated as a unit consisting of a loan and a combination of a contingent put and call, in which case a U.S. Holder would be required to accrue original issue discount as income on a current basis, and any gain or loss attributable to the put and call would be short-term capital gain or loss. Accordingly, prospective investors are urged to consult their own tax advisors regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, or otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS. In addition, information returns will be filed with the IRS in connection with payments on the Securities and the proceeds from a sale or other disposition of the Securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section only applies to you if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of the Securities that is, for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident alien;

•	a foreign corporation; or

•	a foreign trust or estate.

“Non-U.S. Holder” does not include a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes. Such holder is urged to consult his or her own tax advisors regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of the Securities.

Tax Treatment upon Sale, Exchange or Settlement of the Securities

In general. Assuming the characterization of the Securities as set forth above is respected, a Non-U.S. Holder of the Securities will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

If all or any portion of a Security were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Securities would not be subject to U.S. federal withholding tax, provided that:

•	the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;

•	the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

•	the Non-U.S. Holder is not a bank receiving interest under section 881(c)(3)(A) of the Code; and

•	the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement. The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of the Securities (or a financial institution holding the Securities on behalf of the beneficial owner) furnishes to us an IRS Form W-8BEN, in which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Securities are likely to be treated as U.S. situs property subject to U.S. federal estate tax. Prospective investors that are non-U.S. individuals, or are entities of the type described above, are urged to consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the Securities.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the Securities at maturity as well as in connection with the proceeds from a sale, exchange or other disposition. A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption. The certification procedures described above under “— Tax Treatment upon Sale, Exchange or Settlement of the Securities — Certification Requirement” will satisfy the certification requirements necessary to avoid the backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.